FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 22, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Well Operations on Kutno and Frankowo Wells

Salt Lake City, October 22, 2012 – FX Energy, Inc. (NASDAQ: FXEN) issued an update on two wells currently drilling in Poland.

Kutno-2 Well

The Kutno-2 well has been drilled to a total depth of 6,577 meters.  The next planned operation is to run a drill stem test (“DST”) through the zones that had the best gas shows and porosity based upon drilling and log data from the wellbore.  The DST is expected to begin within the next two to three weeks.

Kutno-2 is being drilled together with the Polish Oil and Gas Company (PGNiG).  PGNiG will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

Frankowo-1 Well

The Frankowo-1 well has been drilled to a current depth of approximately 2,100 meters.  A DST in the top 28 meters of the Rotliegend sandstone reservoir, the primary target in the well, recovered gas cut brine and no free gas.  The Company plans to continue drilling and coring the well to a total depth of 2,200 meters to determine the thickness and reservoir properties of the Rotliegend.  This data will be critical to the Company’s near term exploration plans for the 241,000 acre Block 246, where the Company holds a 100% interest.

After final coring and logging, the Company plans to plug the Rotliegend, then prepare and run a DST in the Main Dolomite, where a 149 foot thick section of gas saturated reef with good fracture and matrix porosity was encountered.

“We are fortunate to have the opportunity to explore Block 246,” said Jerzy Maciolek, Vice President of International Exploration.  “We selected this block because a large portion of it is unexplored and appears to have good hydrocarbon potential in the Main Dolomite, Rotliegend and Carboniferous.  The Frankowo-1 well has given us encouraging data from both the Main Dolomite and the Rotliegend.  Of course we are disappointed that the Rotliegend does not trap at this location, but hopeful about our upcoming test of the Main Dolomite.”

The Frankowo-1 well is located on the Company’s 100% owned Block 246 concession.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.